Exhibit 99.1

Imperva Announces Third Quarter 2016 Financial Results

•	Total revenue of $68.4 million

•	Services revenue growth of 40% was driven by the 82% year-over-year increase in subscription revenue

•	Short-term deferred revenue increased 36% year-over-year

•	Concludes review of strategic alternatives

•	Implements restructuring initiative to accelerate growth and profitability

Redwood Shores, Calif. – November 3, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced financial results for the third quarter ended September 30, 2016.

“We are pleased with our third quarter performance, particularly our ability to exceed revenue and profitability guidance,” stated Anthony Bettencourt, President and Chief Executive Officer of Imperva. “During the quarter, we benefitted from the ongoing momentum of subscription revenue driven by our Incapsula business, as well as overall cost controls. We are confident in our ability to reaccelerate growth given the ongoing need for enterprises to protect their business-critical data and applications supported by our best-of-breed discovery, protection and compliance solutions.”

Third Quarter 2016 Financial Highlights

•	Revenue: Total revenue for the third quarter of 2016 was $68.4 million compared to $63.3 million in the third quarter of 2015. Within total revenue, product revenue was $22.5 million, compared to $30.5 million in the same period last year. Services revenue increased 40% year-over-year to $45.9 million and accounted for 67% of total revenue. Within services revenue, overall subscription revenue grew 82% to $22.4 million, compared to the third quarter of 2015. Combined product and subscription revenue was $44.9 million, compared to $42.7 million in the third quarter of 2015.

•	Operating Profit (Loss): Operating loss was $(11.8) million for the third quarter compared to a loss of $(5.3) million during the third quarter in 2015. The results as reported in accordance with U.S. generally accepted accounting principles (GAAP) included stock-based compensation, amortization of purchased intangibles and costs associated with the review of strategic alternatives and non-routine stockholder matters of $14.3 million for the third quarter of 2016 and stock-based compensation and amortization of purchased intangibles of $12.0 million for the third quarter of 2015. Non-GAAP operating income for the third quarter was $2.5 million, compared to operating income of $6.7 million during the same period in 2015, excluding the above mentioned charges.

•	Net Profit (Loss): Net loss for the third quarter was $(11.7) million, or $(0.36) per share based on 32.4 million weighted average shares outstanding. This compares to net loss of $(5.7) million, or $(0.19) per share based on 30.8 million weighted average shares outstanding in the third quarter of 2015.

Non-GAAP net income for the third quarter of 2016 was $2.5 million, or $0.08 per share based on 33.1 million weighted average diluted shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net income of $6.3 million, or $0.19 per share based on 32.7 million weighted average diluted shares outstanding in the third quarter of 2015.

•	Balance Sheet and Cash Flow: As of September 30, 2016, Imperva had cash, cash equivalents and investments of $259.0 million. Total deferred revenue of $116.6 million increased 28% compared to $91.3 million as of September 30, 2015. Short-term deferred revenue of $90.4 million increased 36% compared to $66.3 million as of September 30, 2015.

The company generated $9.8 million in net cash from operations for the third quarter of 2016, compared with generating $10.5 million in the third quarter of 2015. The company generated $4.2 million in free cash flow (cash flows from operating activities, less capital expenditures) for the quarter compared to generating $9.3 million during the third quarter of 2015.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter and Recent Operating Highlights

•	During the third quarter of 2016, Imperva booked 137 deals with a value over $100,000, compared to 130 in the third quarter of 2015.

•	During the third quarter of 2016, Imperva added 209 new customers compared to 188 during the third quarter of 2015. Imperva now has over 5,000 customers in more than 100 countries around the world.

•	Imperva announced its first cloud point of presence (POP) using Amazon Web Services dedicated to storing Imperva Skyfence customers’ cloud application data within the European Union (EU).

•	Imperva announced that Imperva SecureSphere was selected for the Department of Homeland Security’s continuous diagnostics and migration program.

•	Imperva introduced a revamped Imperva PartnerSphere Channel Program to help more than 250 global channel partners build a high growth, profitable and differentiated cyber security business with Imperva products.

Conclusion of Strategic Alternatives Review Process

Imperva announced today that its Board of Directors has concluded its previously announced review of strategic alternatives to enhance shareholder value. The Board, with the assistance of financial advisors, conducted a thorough assessment of options to maximize shareholder value and determined that continuing to grow Imperva as a standalone company provides the best means for creating value and is in the best interests of stockholders.

“After evaluating the full range of potential alternatives, the Board concluded that the continued execution of our business plan, with some modification, is the best path to enhance shareholder value,” said Mr. Bettencourt. “We are confident that our proven products and solutions will remain fundamental tools for companies around the world looking to protect their critical data and applications. We are taking aggressive actions to better position Imperva to compete and win in the evolving marketplace and our third quarter results demonstrate our long-term growth potential.”

Restructuring Initiative

The company also announced it is implementing a restructuring initiative to bolster Imperva’s profitability and competitiveness by reducing sales, marketing and general and administrative expenses through reductions in headcount and spending. Imperva expects these efforts will result in an estimated annual savings of $15 million and anticipates they will be completed by the end of the quarter.

“We believe these initiatives will enable us to maintain our growth and drive profitability by sharpening our operational focus, enhancing our position in the most attractive market areas and establishing a more cost-efficient structure that preserves our ability to invest in our core solutions,” added Mr. Bettencourt. “We believe these are the right next steps, allowing us to build on our strengths and deliver lasting value to our shareholders and customers.”

Business Outlook

The following forward-looking statements reflect expectations as of November 3, 2016. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

Fourth Quarter Expectations – Ending December 31, 2016

Imperva expects total revenue for the fourth quarter of 2016 to be in the range of $69.0 million to $71.0 million. The company expects in the fourth quarter of 2016 non-GAAP gross margins of approximately 81%. Further, Imperva expects in the fourth quarter of 2016 non-GAAP operating income to be in the range of $0.9 million to $2.0 million and non-GAAP net income to be in the range of $0.3 million to $1.4 million, or $0.01 to $0.04 per share based on approximately 35.0 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles.

Full Year Expectations –Ending December 31, 2016

Imperva expects total revenue for 2016 to be in the range of $255.1 million to $257.1 million. Imperva expects 2016 non-GAAP gross margins of approximately 81%. Further, the company expects 2016 non-GAAP operating loss to be in the range of $(11.1) million to $(10.0) million and non-GAAP net loss to be in the range of $(12.4) million to $(11.3) million, or $(0.38) to $(0.35) per share based on approximately 33.0 million weighted average shares, which excludes stock-based compensation and amortization of purchased intangibles. Imperva expects capital expenditures for the full year to be in the range of $18.0 million to $20.0 million. Finally, the company expects to generate positive cash flows from operations in 2016.

No reconciliation of forward-looking GAAP to non-GAAP financial measures has been provided in this press release. An explanation is included below under the heading “Non GAAP Financial Measures.”

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2016. To access this call, dial (800) 776-0487 for the U.S. or Canada or (913) 981-5519 for international callers with conference ID #1971363. A live webcast of the conference call will be accessible from the investors page of the Imperva website at www.imperva.com, and a recording will be archived and accessible at www.imperva.com. An audio replay of this conference call will also be available through November 17, 2016, by dialing (877) 870-5176 for the U.S. and Canada, or (858) 384-5517 for international callers and entering passcode #1971363.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical and forward-looking non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP basic and diluted loss per share and forward-looking non-GAAP gross margin. These non-GAAP financial measures exclude stock-based compensation, amortization of purchased intangibles, and costs associated with the review of strategic alternatives and non-routine stockholder matters from the Imperva unaudited condensed consolidated statement of operations.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Imperva does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, Imperva does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. In particular, stock-based compensation expense would be difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, the company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the company’s outlook.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the Imperva “Business Outlook” (“Fourth Quarter Expectations – Ending December 31, 2016” and “Full Year Expectations – Ending December 31, 2016”); the company’s beliefs that strength in its subscription revenues and momentum in its Incapsula business will continue; the company’s belief that it will be able to reaccelerate growth over the longer term; the company’s belief that it will continue to have best-of-breed discovery, protection and compliance solutions; the company’s plans to grow as a standalone company and deliver value to stockholders and customers; the restructuring initiative and its anticipated benefits; and all related statements. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other economic conditions that may reduce enterprise software or security spending generally or customer perceptions about the necessity or reliability of solutions such as ours; the company’s sales expectations for large customers may not materialize in a particular quarter or at all; the company may not timely introduce new products or services or versions of its products or services and such products or services may not be accepted by the market or may have defects, errors, outages or failures; competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the company’s growth may be lower than anticipated; the markets that the company addresses may not grow as anticipated; the company may not be able to achieve the anticipated operational efficiencies and other benefits of the restructuring initative; and the risk that the announcement that the board has concluded its review of strategic alternatives may create uncertainty about the company’s prospects as a stand-alone entity and lead to the perception of a change in the direction of its business or other instability, irrespective of the actual circumstances, which may be exploited by competitors, cause concern to current or potential customers and partners, and make it more difficult to attract and retain qualified personnel; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on August 5, 2016 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NYSE:IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, CounterBreach, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net revenue:
Products and license	$22,486	$30,451	$58,157	$71,450
Services	45,921	32,898	127,896	90,134

Total net revenue	68,407	63,349	186,053	161,584
Cost of revenue(1):
Products and license	2,394	2,741	6,392	7,535
Services	11,354	9,148	32,841	26,250

Total cost of revenue	13,748	11,889	39,233	33,785

Gross profit	54,659	51,460	146,820	127,799
Operating expenses:
Research and development	15,289	13,183	46,884	38,973
Sales and marketing	38,128	31,806	119,845	97,130
General and administrative (2), (3)	12,669	11,401	38,800	32,781
Amortization of acquired intangible assets	352	352	1,056	1,056

Total operating expenses	66,438	56,742	206,585	169,940

Loss from operations	(11,779)	(5,282)	(59,765)	(42,141)
Other income (expense), net	107	91	(51)	(213)

Loss before provision for income taxes	(11,672)	(5,191)	(59,816)	(42,354)
Provision for income taxes	66	556	645	747

Net loss	$(11,738)	$(5,747)	$(60,461)	$(43,101)

Net loss per share of common stock stockholders, basic and diluted	$(0.36)	$(0.19)	$(1.88)	$(1.47)

Shares used in computing net loss per share of common stock, basic and diluted	32,445	30,797	32,130	29,362

(1) Stock-based compensation expense as included in above:
Cost of revenue	1,079	836	3,604	2,713
Research and development	3,380	3,311	11,431	10,122
Sales and marketing	4,405	3,314	17,182	12,824
General and administrative	4,113	4,201	13,519	13,142

Total stock-based compensation expense	$12,977	$11,662	$45,736	$38,801

(2) Strategic review expense as included in above:
General and administrative	298	0	298	0

Total strategic review expense	$298	$—	$298	$—

(3) Non-routine stockholder matters expense as included in above:
General and administrative	651	0	651	0

Total non-routine stockholder matters expense	$651	$—	$651	$—

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$110,017	$168,252
Short-term investments	149,014	96,555
Restricted cash	69	79
Accounts receivable, net	45,702	61,051
Inventory	775	815
Prepaid expenses and other current assets	7,374	7,965

Total current assets	312,951	334,717
Property and equipment, net	20,521	12,164
Goodwill	34,972	34,972
Acquired intangible assets, net	6,935	7,991
Severance pay fund	5,137	4,530
Restricted cash	1,665	1,665
Deferred tax assets	771	588
Other assets	1,244	1,042

TOTAL ASSETS	$384,196	$397,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,559	$6,870
Accrued compensation and benefits	21,023	20,259
Accrued and other current liabilities	6,438	14,283
Deferred revenue	90,449	79,132

Total current liabilities	122,469	120,544
Other liabilities	5,349	4,515
Deferred revenue	26,101	27,525
Accrued severance pay	5,806	4,884

TOTAL LIABILITIES	159,725	157,468

STOCKHOLDERS’ EQUITY:
Common stock	3	3
Additional paid-in capital	492,238	448,069
Accumulated deficit	(267,001)	(206,540)
Accumulated other comprehensive loss	(769)	(1,331)

TOTAL STOCKHOLDERS’ EQUITY	224,471	240,201

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$384,196	$397,669

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(60,461)	$(43,101)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,107	3,337
Stock-based compensation	45,736	38,801
Amortization of acquired intangibles	1,056	1,056
Loss on disposals of PPE	267	—
Amortization of premiums/accretion of discounts on short-term investments	144	398
Excess tax deficiencies (benefits) from share-based compensation	29	(60)
Other	(265)	—
Changes in operating assets and liabilities:
Accounts receivable, net	15,349	5,960
Inventory	40	(683)
Prepaid expenses and other assets	549	(1,760)
Accounts payable	(2,089)	(964)
Accrued compensation and benefits	(2,360)	571
Accrued and other liabilities	515	1,187
Severance pay (net)	315	356
Deferred revenue	9,893	10,116
Deferred tax assets	(183)	(26)

Net cash provided by operating activities	13,642	15,188

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales/maturities of short-term investments	54,916	20,721
Purchase of short-term investments	(107,403)	(75,399)
Net purchases of property and equipment	(13,953)	(4,038)
Change in restricted cash	10	(12)

Net cash used in investing activities	(66,430)	(58,728)

CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of holdback liability	(7,157)	—
Proceeds from follow-on public offering, net of offering costs	—	127,853
Offering costs relating to follow-on public offering	(112)	—
Proceeds from issuance of common stock, net of repurchases	8,106	12,668
Shares withheld for tax withholding on vesting of restricted stock units	(6,520)	(7,221)
Excess tax (deficiencies) benefits from share-based compensation	(29)	60

Net cash (used) provided by financing activities	(5,712)	133,360

Effect of exchange rate changes on cash and cash equivalents	265	33

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(58,235)	89,853
CASH AND CASH EQUIVALENTS - Beginning of period	168,252	68,096

CASH AND CASH EQUIVALENTS - End of period	$110,017	$157,949

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
GAAP operating loss	$(11,779)	(5,282)	$(59,765)	$(42,141)
Plus:
Stock-based compensation expense	12,977	11,662	45,736	38,801
Strategic review expense	298	—	298	—
Non-routine stockholder matters expense	651	—	651	—
Amortization of purchased intangibles	352	352	1,056	1,056

Non-GAAP operating income (loss)	$2,499	6,732	$(12,024)	$(2,284)

GAAP net loss attributable to Imperva, Inc. stockholders	$(11,738)	(5,747)	$(60,461)	$(43,101)
Plus:
Stock-based compensation expense	12,977	11,662	45,736	38,801
Strategic review expense	298	—	298	—
Non-routine stockholder matters expense	651	—	651	—
Amortization of purchased intangibles	352	352	1,056	1,056

Non-GAAP net income (loss)	$2,540	6,267	$(12,720)	$(3,244)

Weighted average shares outstanding, basic	32,445	30,797	32,130	29,362
Weighted average shares outstanding, diluted	33,125	32,733	32,130	29,362
Non-GAAP net income (loss), basic	$0.08	$0.20	$(0.40)	$(0.11)
Non-GAAP net income (loss), diluted	$0.08	$0.19	$(0.40)	$(0.11)

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of Free Cash Flow)

(In thousands)

(Unaudited)

	Nine months ended September 30
	2016	2015
Net cash provided by operating activities	$13,642	$15,188
Less:
Net purchases of property and equipment	(13,953)	(4,038)

Total free cash (used) generated	$(311)	$11,150

Use of Non-GAAP Financial Information

In addition to the reasons stated under “Non-GAAP Financial Measures” above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Imperva excludes stock-based compensation expense from its non-GAAP financial measures primarily because it does not consider it part of ongoing operating results when assessing the performance of its business, and the exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Review of strategic alternatives and non-routine stockholder matters. During the quarter, Imperva incurred professional service fees and costs related to its review of strategic alternatives and other non-routine stockholder matters. Imperva has excluded the expenses associated with these activities from its non-GAAP financial measures because they are not representative of ongoing operating costs and Imperva does not consider them part of its ongoing operating costs. The exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Investor Relations Contact Information

Kim Janssen

650.832.6897

kim.janssen@imperva.com

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com